United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2009
Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)
(302) 734-6799
(Registrant’s Telephone Number, including Area Code)
(Former name, former address and former fiscal year, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On Friday, November 20, 2009, Valero Energy Corporation (“Valero”) announced that it intends to permanently shut down its Delaware City refinery due to financial losses caused by very poor economic conditions, significant capital spending requirements and high operating costs. Valero is a large customer of Chesapeake Utilities Corporation (“Chesapeake” or “the Company”) and is a supplier to Chesapeake’s propane distribution subsidiary, Sharp Energy, Inc. (“Sharp”). Chesapeake has evaluated the potential impact of the permanent shut-down and does not expect it to have a material effect on the Company’s results of operations.
Chesapeake’s relationships with Valero’s Delaware City refinery are as follows:
•	Valero has three long-term firm transportation contracts with Chesapeake’s natural gas transmission subsidiary, Eastern Shore Natural Gas Company (“Eastern Shore”), that expire in October 2012 and April 2014. The three long-term firm contracts generate approximately $3.4 million in annual reservation margin, which represents approximately 13 percent of Eastern Shore’s annual margin under currently effective contracts.

•	Valero periodically enters into short-term natural gas supply contracts with Chesapeake’s natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. (“PESCO”). PESCO sells natural gas and services to Valero, as well as to over 2,000 other customers in Delaware and Florida. The sales to Valero represented 12 percent of PESCO’s total volumes, or 912,033 dekatherms, for the nine months ended September 30, 2009. PESCO did not have any sales to Valero prior to 2009.

•	Valero sells propane to Sharp. As a result of Chesapeake’s supply diversification strategy and due to reliability problems in recent years, Sharp has reduced its dependence on Valero to less than 10 percent of its supply for the upcoming winter season.
Valero remains obligated to continue to pay its monthly reservation payments for the three long-term firm contracts with Eastern Shore, at rates subject to and approved by the Federal Energy Regulatory Commission (“FERC”), until the contracts expire in 2012 and 2014. Upon expiration, if the firm transportation capacity has not been resold to or assumed by other customers, then Eastern Shore would expect to make an appropriate filing at FERC to revise its rates to recover the lost margins.
The natural gas sales made to Valero by PESCO have been on a spot basis. Spot sales are not predictable and, therefore, are not included in Chesapeake’s long-term financial plans or forecasts and Chesapeake did not anticipate sales to Valero in 2010.
With respect to Sharp’s propane purchases from Valero, Sharp had already reduced most of its dependence upon the Delaware City refinery as part of its supply diversification strategy, which was implemented several years ago. In regards to the remaining supply that is purchased from the Delaware City refinery, Sharp anticipates no negative impact as a result of replacing this remaining supply with alternative sources. The reduction in supply may put upward pressure on local propane prices and could impact propane consumers on the Delmarva Peninsula.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
Chesapeake Utilities Corporation

/s/ Beth W. Cooper Beth W. Cooper Senior Vice President and Chief Financial Officer
November 25, 2009